UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 15, 2016

Aqua America, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-06659	23-1702594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

762 West Lancaster Avenue, Bryn Mawr, Pennsylvania		19010-3489
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 610-527-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2016, the Board of Directors (the “Board”) of Aqua America, Inc. (the “Company”) appointed William Hankowsky to the Executive Compensation Committee of the Board and Ellen Ruff to the Audit Committee of the Board. Mr. Hankowsky and Ms. Ruff are existing members of the Board, and have been determined to be independent directors under the applicable SEC and NYSE standards. These Board committee appointments occurred to fill the vacancies on such Board committees created by the resignation of Michael L. Browne as a director of the Company, which was previously announced on March 14, 2016.

Item 8.01 Other Events.

The Board has nominated Carolyn J. Burke, Executive Vice President, Business Operations and Systems, of Dynegy Inc. as a director nominee to be elected by shareholders at the 2016 Annual Meeting of Shareholders.

Carolyn Burke serves as Executive Vice President, Business Operations and Systems at Dynegy Inc. with overall responsibility for Supply Chain, Safety, Environmental, Information Technology, Construction & Engineering, Outage Services and PRIDE- Dynegy’s signature continuous margin and process improvement program. She also retains her role as Chief Integration Officer with overall responsibility for integration activities, most recently for Dynegy’s $6 billion EquiPower Corp. and Duke merchant portfolio acquisitions, and Dynegy’s project management office. From 2011 to 2014, Ms. Burke served as Dynegy’s Chief Administrative Officer with overall responsibility for corporate functions including Communications, Human Resources, Information Technology, Investor Relations and Regulatory Affairs. Prior to joining Dynegy, Ms. Burke served as Global Controller for J.P. Morgan’s Global Commodities business. She was also NRG Energy’s Vice President and Corporate Controller from 2006 to 2008 and Executive Director of Planning and Analysis from 2004 to 2006. Early in her career, she held various key financial roles at Yale University, the University of Pennsylvania and at Atlantic Richfield Company (now British Petroleum). Ms. Burke graduated from Wellesley College with a BA in Economics and Political Science and earned her MBA at The University Chicago Booth School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aqua America, Inc.

March 15, 2016	By:	/s/ Christopher P. Luning
	Name:	Christopher P. Luning
	Title:	Senior Vice President, General Counsel and Secretary

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